SECURITIES AND EXCHANGE COMMISSION
				WASHINGTON, DC 20549


				FORM 12b-25

			NOTIFICATION OF LATE FILING

				   	     Commission File Number 000-22151


(Check one)

[  ]	Form 10-K and Form 10-KSB  	[  ]	Form 11-K

[  ]  	Form 20-F	[X]   Form 10-Q and Form 10-QSB	   [  ]   Form N-SAR

For period ended June 30, 2002

[  ]	Transition Report on Form 10-K and Form 10-KSB

[  ]	Transition Report on Form 20F

[  ]	Transition Report on Form 11-K

[  ]	Transition Report on Form 10-Q and Form 10-QSB

[  ]	Transition Report on Form N-SAR

For the transition period ended _______________________________

Read attached Instruction Sheet Before Preparing Form.  Please Print or Type.

	Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

	If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _______________________
______________________________________________________________


				PART I
			REGISTRANT INFORMATION

Full name of registrant: OrganiTECH USA, Inc.

Former name if applicable: Incubate This!, Inc.

Address of principal executive office (Street and number): Technion Science Park, Nesher, Israel 36601, Israel.

				PART II
			RULE 12b-25(b) AND (c)

	If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)

(a)	The reasons described in reasonable detail in Part III of this form could
	not be eliminated without unreasonable effort or expense;

(b)	The subject annual report, semi-annual report, transition report on Form
	10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be
[X]	filed on or before the 15th calendar day following the prescribed due date;
	or the subject quarterly report or transition report on Form 10-Q,
	10-QSB, or portion thereof will be filed on or before the fifth calendar
	day following the prescribed due date; and

(c)	The accountant's statement or other exhibit required by Rule 12b-25(c)
	has been attached if applicable.

				PART III
     	                        NARRATIVE

	State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

	The registrant anticipates closing a financing transaction on or about August 15, 2002 and, if such closing occurs, intends to include a description of such transaction in its quarterly report on Form 10-QSB for the period ending June 30, 2002.

				PART IV
		   	   OTHER INFORMATION

	(1)	Name and telephone number of person to contact in regard
to this notification.

 Andrew Levinson                                  (212) 977-9700
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          (Name)	 		      (Area Code) (Telephone Number)

	(2)	Have all other periodic reports required under Section 13
or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

				[X]   Yes	[  ]   No

	(3)	Is it anticipated that any significant change in results of
operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
				[  ]   Yes	[X]   No

	If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               OrganiTECH, USA, Inc.
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                   (Name of Registrant as Specified in Charter)

	Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 15, 2002		By: /s/ Lior Hessel
--------------------------------------------------------
                                        Lior Hessel, CEO

	Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall by typed or printed beneath the
signature.   If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

				ATTENTION

Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).